                                                                    EXHIBIT 3.83


                            ARTICLES OF INCORPORATION

                                       OF

                      SYNAGRO OF NORTH CAROLINA - EWR, INC.


       The undersigned person does hereby organize a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled "North Carolina Business Corporation Act", and the several amendments thereto, and to that end does hereby set forth:

       1. The name of the corporation is Synagro of North Carolina - EWR, Inc.

       2. The aggregate number of shares which the corporation shall have authority to issue is 100,000 shares of Capital Stock of the par value of $.01 per share of common stock.

       3. The address of the initial registered office of the corporation is 201 North Tryon Street, 30th Floor, Charlotte, Mecklenburg County, North Carolina 28202 and the name of the initial registered agent at such address is Tryon Business Services, Inc.

       4. The name and address of the sole Incorporator is:

                  Name                     Address
                  ----                     -------
                  Marcus Lee               P.O. Box 31247
                                           Charlotte, North Carolina 28231

       5. The number of directors constituting the initial board of directors shall be two (2), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified are:

                  Name                     Address
                  ----                     -------
                  Ross M. Patten           1800 Bering, Suite 1000
                                           Houston, Texas 77057

                  Mark A. Rome             1800 Bering, Suite 1000
                                           Houston, Texas 77057

       6. The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, entitled "North Carolina Business Corporation Act".

       7. To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or may hereafter be amended, no person who is serving or has served as a director of the corporation shall be personally liable to the corporation, its shareholders or otherwise for monetary damages for breach of duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

       8. The provisions of The North Carolina Shareholder Protection Act entitled "Shareholder Protection Act" of the North Carolina Business Corporation Act shall not be applicable to this corporation.

       9. The provisions of The North Carolina Control Share Acquisition Act entitled "Control Share Acquisitions" of the North Carolina Business Corporation Act shall not be applicable to this corporation.

       10. These Articles will become effective at upon filing.


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


       IN WITNESS WHEREOF, the Incorporator has executed these Articles of Incorporation, this the 20th day of October, 1998.

                                               /s/ Marcus Lee
                                               -----------------
                                               Marcus Lee
                                               Sole Incorporator


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